Exhibit 10.13
MEMBERS AGREEMENT
     THIS MEMBERS AGREEMENT (this “Agreement"), dated as of September 18, 2002, is made among CF Leasing Ltd., a limited liability company organized and existing under the laws of Bermuda (the “Borrower” or the “Company"), MeesPierson Transport & Logistics Holding B.V., a Besloten Vennootschap organized and existing under the laws of The Netherlands (“MeesPierson"), and Cronos Equipment (Bermuda) Limited, a limited liability company organized and existing under the laws of Bermuda (“Cronos"), and joined by Cronos Containers (Cayman) Ltd., a company organized and existing under the laws of the Cayman Islands and by The Cronos Group, a société anonyme holding organized and existing under the laws of Grand Duchy of Luxembourg.
RECITALS
     A. WHEREAS, the Company previously issued 12,000 Common Shares (as defined below) to MeesPierson and, simultaneously with the execution of this Agreement, the Company will authorize the creation and issuance of 12,000 Common Shares to Cronos.
     B. WHEREAS, the Company desires to issue 12,000 Common Shares to Cronos, and Cronos desires to acquire its Common Shares in consideration of its contribution to the capital of Company pursuant to Section 2.1(b) hereof.
     C. NOW, THEREFORE, in consideration of the mutual agreements herein contained, each party agrees as follows:
ARTICLE I
DEFINITIONS; SHARE SUBSCRIPTION
     SECTION 1.1. Definitions.
Capitalized terms used and not otherwise defined herein shall have the following meanings:
Acquisition Date. Any date on which the Company acquires one or more Containers.
Acquisition Fee. This term shall have the meaning set forth in the Management Agreement.
Acquisition Indebtedness. This term shall have the meaning set forth in Section 2.1(a) hereof.
Additional Contribution Amount. This term shall have the meaning set forth in Section 2.2(b)(iii) hereof.
Adjusted Capital Account. With respect to any Member as of the end of each fiscal year of the Company, such Member’s Capital Account (i) if United States federal income tax principles are then applicable to any Member, reduced by any anticipated allocations, adjustments and distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4)-(6), and (ii) if

United States federal income tax principles are then applicable to any Member, increased by the amount of any deficit in such Member’s Capital Account that such Member is obligated to restore pursuant to the terms of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of the Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5) or under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations as of the end of such fiscal year.
Affiliate. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
Agent. The Person acting as agent on behalf of the financial institutions from time to time party to the Loan Agreement, its successors and permitted assigns; initially, Fortis Bank (Nederland) N.V.
Aggregate Principal Balance. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
Agreed Value. With respect to any Container acquired by the Borrower, an amount equal to the sum of (x) the net book value of such Container determined as of the effective date of such acquisition, and (y) the fair market value of the Related Transferred Assets determined as of the effective date of such acquisition.
Applicable Law. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
Authorized Persons. This term shall have the meaning set forth in Section 7.4(c) hereof.
Bankruptcy Matters. The commencement of a voluntary case or other proceeding under any applicable bankruptcy, winding up, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or the like, for the Company or any substantial part of its property, or to make any general assignment for the benefit of creditors, or for the Company to admit in writing its inability to pay its debts generally as they become due.
Bill of Sale. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
Board Majority. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
Book Net Income and Book Net Losses. For each fiscal year or other period, an amount equal to the Company’s taxable income or loss, as the case may be, for such year or period, determined in accordance with all applicable tax laws including, if United States federal income tax principles are then applicable to any Member, in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss); provided, however, for purposes of computing such taxable income or loss, (i) such taxable income or loss shall be adjusted by any and all adjustments required to be made in order to maintain Capital Account balances in compliance with Treasury Regulation Section 1.704-1(b) and (ii) any and all items of gross income or gain and/or partnership and/or partner “nonrecourse deductions”

specially allocated to any Member pursuant to Section 4.3 shall not be taken into account in calculating such taxable income or loss.
Capital Account. A separate capital account maintained for each Member throughout the term of the Company, to which the following provisions apply:
     (a) Each Member’s Capital Account shall be credited with: (i) the amount of money contributed by such Member to the capital of the Company; (ii) the fair market value of any Property (other than money) contributed by such Member to the capital of the Company; and (iii) such Member’s share of Book Net Income allocated to such Member pursuant to Section 4.2 hereof.
     (b) Each Member’s Capital Account shall be debited with: (i) the amount of money distributed to such Member by the Company other than amounts which are in repayment of debt obligations of the Company to such Member; (ii) the fair market value of Property (other than money) distributed to such Member; and (iii) such Member’s share of Book Net Losses that are allocated to such Member pursuant to Section 4.2 hereof.
     (c) All such contributions, allocations and distributions shall be credited or charged, as the case may be, to the appropriate Capital Accounts of the respective Members to whom they apply, as of the time the contributions, allocations or distributions are made.
     (d) Each Member’s Capital Account shall be maintained in accordance with applicable tax laws including, if United States federal income tax principles are then applicable to any Member, Treasury Regulation Section 1.704-1(b).
Capital Contribution. Any contribution of Property made by, or on behalf of, a Member to the capital of the Company.
CEU. A cost-equivalent unit that is a fixed unit of measurement based on the cost of a Container relative to the cost of a twenty-foot standard dry freight container.
Change of Control. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
Closing Date. The date on which the conditions precedent set forth in Section 6.1 hereof have been satisfied.
Code. The Internal Revenue Code of 1986, as heretofore and hereafter amended from time to time (and/or any corresponding provision of any superseding revenue law).
Collection Period. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
Commitment. With respect to each Member, the amount set forth on Exhibit C hereto opposite the name of such Member. The amount of any Member’s Commitment shall be determined without regard to any distributions made by the Company to such Member (except for the distributions made to Cronos or MeesPierson under Section 2.1 of the Purchase Agreement, which distributions shall not reduce Cronos’ or MeesPierson’s Commitment).
Commitment Expiration Date. The earlier to occur of (x) the date on which an Early Amortization Event occurs and (y) September 18, 2004 (or, in the case of clause (y), such later date as may be agreed by all of the Members).
Common Share. This term shall have the meaning set forth in Bye-Law 50 of the Company’s bye-laws.
Companies Act. This term shall have the meaning set forth in Section 2.1(a) hereof.
Container. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
Cronos Capital Contribution. This term shall have the meaning set forth in Section 2.1(b) hereof.
Cronos Shares. This term shall have the meaning set forth in Section 2.1(b) hereof.
Cronos Transferred Assets. This term shall have the meaning set forth in Section 2.1(b) hereof.
Dollars. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
Early Amortization Event. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
Eligible Container. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
Event of Default. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
Finance Lease. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
Fiscal Quarter. The three month period ending on each March 31, June 30, September 30 and December 31.
Further Shares. This term shall have the meaning set forth in Section 7.3 hereof.
Lenders. The financial institutions from time to time party to the Loan Agreement, their successors and permitted assigns.
Loan Agreement. The Loan Agreement, dated as of the Closing Date, by and among the Company, the Agent and the Lenders, as such agreement shall be amended, supplemented or modified from time to time in accordance with its terms.

Managed Container. This term shall have the meaning set forth in Section 1 of the Management Agreement.
Management Agreement. The Management Agreement, dated as of the Closing Date, by and between the Manager and the Company, as such agreement shall be amended, supplemented or modified from time to time in accordance with its terms.
Manager Default. This term shall have the meaning set forth in Clause 11.1 of the Management Agreement.
Manager. The Person performing the duties of the Manager under the Management Agreement; initially, Cronos Containers (Cayman) Ltd., a company organized under the laws of the Cayman Islands.
Master Lease. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
MeesPierson Cash Contribution. This term shall have the meaning set forth in Section 2.1(a) hereof.
MeesPierson Shares. This term shall have the meaning set forth in Section 2.1(a) hereof.
MeesPierson Transferred Assets. This term shall have the meaning set forth in Section 2.1(a) hereof.
Member. When in the singular, means each Person who holds Common Shares; when used in the plural, means all Persons who hold Common Shares, collectively.
Member Representations and Warranties. This term shall have the meaning set forth in Section 2.1(c) hereof.
Member Transferred Assets. This term shall have the meaning set forth in Section 2.1(b) hereof.
Net Book Value. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
Net Cash Flow. Net Cash Flow shall mean, with respect to any Collection Period, the amount of cash (if any) available to the Borrower for distribution pursuant to the provisions of Section 302(a) the Loan Agreement in excess of the sum of (i) all cash disbursements (inclusive, if United States federal income tax principles are then applicable to any Member, of any guaranteed payments within the meaning of Section 707(c) of the Code paid to any Member, but exclusive of distributions to the Members in their capacities as such) of the Borrower prior to that date, and (ii) a reserve, established in the reasonable discretion of the Company’s Board of Directors or, if authorized by the Board of Directors, the Authorized Persons, for anticipated cash disbursements that will have to be made by the Borrower before additional cash receipts from third parties will provide the funds therefor. Net Cash Flow shall only be distributed by the

Company to the Members by way of dividends or other distributions in accordance with Section 54 of the Companies Act.
New Containers. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
Note. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
Outstanding Obligations. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
Payment Date. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
Person. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
Property. Any property, real or personal, tangible or intangible, including money, and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.
Purchase Agreement. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
Purchase Parameters. The policy employed by the Manager from time to time in acquiring New Containers for the account of the Borrower, as such policy may be amended from time to time by a Board Majority. Initially, the “Purchase Parameters” are as follows:
     (i) the maximum purchase price to be paid by the Borrower for any standard dry cargo Container shall not exceed $1,450 per CEU;
     (ii) the maximum purchase price to be paid by the Borrower for any Specialized Containers shall not exceed the amount in effect and previously approved by a Board Majority;
     (iii) if such Container is a New Container and will be subject to either a Term Lease or a Finance Lease on the date on which it is acquired by the Borrower, the projected ARPEC for such Lease shall be not less than the sum of (A) three month LIBOR on such date and (B) eleven percent (11%). In this regard, “ARPEC” shall mean a fraction (expressed as a percentage) the numerator of which is equal to the product of (A) the daily lease rental attributable to such Container pursuant to the terms of such Lease and (B) 365, and the denominator is equal to the original equipment cost of such Container;
     (iv) if such Container is a New Container and will be subject to a Master Lease on the date of acquisition by the Borrower, then, when considered with all other New Containers then owned by the Borrower, the sum of the Net Book Values of all New Containers then subject to the terms of a Master Lease will shall not exceed an amount equal to the product of (A) ten percent (10%) and

(B) the sum of the then Net Book Values of all New Containers then owned by the Borrower; and
     (v) if (A) such Container is a New Container and will be subject to either a Term Lease or a Finance Lease on the date on which it is acquired by the Borrower and (B) the aggregate amount of the manufacturers’ invoices for all such Containers subject to such Term Leases or Finance Leases shall be equal to or greater than Three Million Dollars ($3,000,000), then Lease and Lessee associated with such Containers shall have received the prior written approval in writing of a designated Board Member of the Borrower selected by MeesPierson.
Related Debt Documents. Any loan or other documents executed by the Company pursuant to which the Company will borrow money in order to finance all or a portion of the purchase of Containers. For avoidance of doubt, the term “Related Debt Document” includes the Transaction Documents as defined in the Loan Agreement.
Related Transferred Assets. This term shall have the meaning set forth in Section 101 of the Purchase Agreement.
Securities Act. The U.S. Securities Act of 1933, as amended from time to time.
Shares. An ownership interest in the Company which will be evidenced by a share certificate. There is one class of Shares in the Company, the Common Shares.
Sharing Ratio. With respect to each Member, as of any date, the ratio of the number of outstanding Common Shares issued to such Member to the number of outstanding Common Shares issued to all of the Members.
Specialized Containers. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
Structuring/Arrangement Fee. This term shall have the meaning set forth in the Management Agreement.
Term Lease. This term shall have the meaning set forth in Section 101 of the Loan Agreement.
Treasury Regulation. Any proposed, temporary, and/or final federal income tax regulation promulgated by the United States Department of the Treasury as heretofore and hereafter amended form time to time.
Unrecovered Contribution Account. The amount of money and/or the agreed upon fair market value of any Property contributed by any Member to the capital of the Company pursuant to Section 2.1 hereof (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to), and decreased by the amount of money distributed by the Company to such Member pursuant to Section 4.1(b) hereof and the agreed upon fair market value of any property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to) pursuant to Section 4.1(b) hereof.

     Other capitalized terms used herein and not otherwise defined shall have the meaning set forth in Section 101 of the Loan Agreement.
ARTICLE II
PURCHASE OF SHARES AND ADDITIONAL INVESTMENTS
     SECTION 2.1. Capital Contributions for Shares.
     (a) The Company has issued 12,000 Common Shares, par value U.S. $1.00 per share, to MeesPierson (the “MeesPierson Shares”) on a nil paid basis. The Company owns the Containers as set forth on Exhibit A hereto and the Related Transferred Assets thereto (collectively, the “MeesPierson Transferred Assets”) with a collective Net Book Value of $4,672,452. The MeesPierson Transferred Assets were acquired by the Company by purchase from Eurovos B.V. through a loan made to the Company by the Agent (the “Acquisition Indebtedness”). On the Closing Date, and prior to the transfer contemplated in Section 2.1(b), MeesPierson will contribute $4,672,452 (the “MeesPierson Cash Contribution”) to the Company. Effective the Closing Date, the Company shall credit MeesPierson’s Capital Account with the MeesPierson Cash Contribution and, for purposes of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), shall credit the MeesPierson Shares as being fully paid by $12,000, with the excess of the MeesPierson Cash Contribution credited to the contributed surplus account of the Company. The Company shall utilize the MeesPierson Cash Contribution to repay, in full, the Acquisition Indebtedness.
     (b) On the Closing Date, Cronos shall contribute the Containers as set forth on Exhibit B hereto and the Related Transferred Assets thereto (collectively, the “Cronos Transferred Assets”; and together with the MeesPierson Transferred Assets, the “Member Transferred Assets”). The collective Net Book Value of the Cronos Transferred Assets is $4,672,452 (the “Cronos Capital Contribution”). Effective the Closing Date, the Company shall issue 12,000 Common Shares, par value U.S. $1.00 per share, to Cronos (the “Cronos Shares”) in consideration of Cronos’ contribution of the Cronos Transferred Assets to the Company, and shall credit Cronos’ Capital Account by $4,672,452. For purposes of the Companies Act, the Company shall credit the Cronos Shares as fully paid by $12,000 and credit the balance of the Cronos Capital Contribution to the share premium account of the Company.
     (c) In connection with their respective contributions of Member Transferred Assets, MeesPierson made, and Cronos hereby makes, to the Company and its successors and assigns the following representations and warranties (the “Member Representations and Warranties”):
     (i) Title. At the time of delivery of its Member Transferred Assets to the Company, the related Member had good title to such Member Transferred Assets, free and clear of all liens, encumbrances and rights of others. The Member hereby covenants to defend such title to its Member Transferred Assets forever against all claims and demands originating prior to the delivery of such Member Transferred Assets to the Company.

     (ii) Ordinary Course of Business. If such Container is subject to a Lease on the date of transfer, such Lease was originated in the ordinary course of the related Member’s business;
     (iii) No Violation of Lease. If such Container is subject to a Lease on the date of transfer, the transfer and conveyance to the Company of such Containers and the Lease (to the extent that it relates to such Container) will not violate the terms or provisions of any Lease;
     (iv) Specifications. The Container conforms to the standard specifications used by the related Member for containers purchased for its own account for that category of Container and to any applicable standards promulgated by applicable international standards organizations; and
     (v) Purchase Price. The purchase price paid by the Company for such Container was not greater than the fair market value of the Container at the time of acquisition from the related Member.
     (d) In the event that the Company discovers a breach of any of the Member Representation and Warranties, and the Company determines that such breach has a material adverse effect on the Company, then unless the breach shall have been cured (which cure may be effected through the exercise of remedies against the manufacturer) or waived by the Company within 30 days after the earlier to occur of the related Member’s discovery or receipt of written notice of such breach, then the transferring Member will be obligated to purchase the non-conforming Containers and the Related Transferred Assets at the purchase price allocable to such Container. Upon receipt by the Company of an amount equal to the purchase price allocable to a Container, the Company shall convey to the applicable Member the related non-conforming Containers and the Related Transferred Assets free and clear of any liens arising by, through or under the Company.
     SECTION 2.2. Capital Contributions for Purchase of Eligible Containers.
     (a) The Members shall, from time to time after the Closing Date on a several basis, make additional Capital Contributions by way of contributed surplus, in proportion to their respective Sharing Ratios, to the Company as provided herein, but in no event shall the aggregate amount of any Member’s Capital Contributions exceed the amount of such Member’s Commitment set forth on Exhibit C hereto, and provided, further, that no Member shall be required to make an additional Capital Contribution unless the other Member shall have made an additional Capital Contribution of equal amount. The actual amount of funds contributed by each Member will be determined pursuant to the applicable procedures set forth in this Section 2.2.
     (b) No Member shall make an additional Capital Contribution on any date if:
     (i) the conditions set forth in Section 6.2 (relating to conditions precedent) have not been satisfied;

     (ii) such additional Capital Contribution is to be made after the Commitment Expiration Date;
     (iii) such additional Capital Contribution exceeds an amount equal to the excess of (1) the product of (x) such Member’s Sharing Ratio and (y) the sum of (i) the aggregate Agreed Values of the Eligible Containers to be acquired by the Company on such date and (ii) total Acquisition Fees and Structuring/Arrangement Fees payable on such date (the product of (x) and (y) being referred to as the “Additional Contribution Amount”) over (2) any associated debt utilized to fund the acquisition of such Containers; or
     (iv) any other Member fails to contribute its Additional Contribution Amount on such date.
     (c) The additional Capital Contributions of each Member under this Section 2.2 shall be made in accordance with the procedures set forth in this Article II, and no Member’s additional Capital Contribution shall become the property of the Company or be added to such Member’s Unrecovered Contribution Account unless and until the other Member shall have made an equal Capital Contribution. Until such time as the other Member(s) contributes all or any portion of such Member’s Additional Contribution Amount as provided in this Section 2.2 then the moneys advanced shall be held in trust by the Company for the Member making such advance, and no other Member shall have any rights or remedies at law and/or in equity against any such non-performing Member. Each other Member shall be entitled to demand immediate repayment of such amounts held in trust made by such Member with respect to such Additional Contribution Amount.
     SECTION 2.3. [Reserved].
     SECTION 2.4. Procedures for Additional Capital Contributions.
Whenever the Company requests the Members to make additional Capital Contributions pursuant to Section 2.2 hereof, the Company shall notify the Members in writing, not later than 1:00 p.m. (Amsterdam time) on the third (3rd) Business Day prior to the date of the proposed additional Capital Contribution. Each notice shall be irrevocable and shall in each case refer to this Agreement and specify all of the following: (i) the amount of the requested additional Capital Contribution (which shall be in a minimum amount equal to the lesser of (x) $50,000 and (y) the unutilized amount of the various Commitments)), (ii) the dollar amount of such Capital Contribution allocated to each Member, and (iii) the related Acquisition Date. Each Additional Contribution Amount to be made under this Section 2.4 shall be made on or before the related Acquisition Date by wire transfer in Dollars of immediately available funds to the Borrower by not later than 1:00 p.m. (Amsterdam time).
     SECTION 2.5. Investment.
Each Member shall and is hereby authorized to record in its internal books and records the date and amount of each increase in its cash Capital Contributions and the amount of each distribution in respect of its Shares; provided, that failure to make any recordation on such books and records or any error in such books and records shall not adversely affect each Member’s rights under or in connection with this Agreement or any other document executed in connection with the transaction contemplated hereby.
ARTICLE III
CERTAIN AGREEMENTS AND OBLIGATIONS
     SECTION 3.1. Deficits.
     If required by Applicable Law (including applicable tax law), each Member may be required to make payments to the Borrower in order to restore any deficit balance in its Capital Account.
ARTICLE IV
DISTRIBUTIONS AND ALLOCATIONS
     SECTION 4.1. Cash Distributions.
     (a) Except as set forth in Section 4.1(b) below, and subject to (1) Applicable Law (including, without limitation, Section 54 of the Companies Act 1981 of Bermuda) and (2) reasonable reserves as determined by the Company’s Board of Directors, on each Payment Date, the Net Cash Flow will be distributed by way of dividend, distribution of contributed surplus or other distribution as follows:
     Any and all Net Cash Flow shall be distributed to the Members in the following order of priority: (A) first, to the Members in proportion to, and to the extent of, the positive balance standing in each such Member’s Unrecovered Contribution Account, if any, and (B) thereafter, to the Members in proportion to their respective Sharing Ratios.
     (b) Notwithstanding the provisions of Section 4.1(a) above, upon the liquidation of the Company, all Net Cash Flow of the Company shall be distributed to the Members in proportion to, and to the extent of, the positive balance standing in each such Member’s Capital Account (after taking into account all Capital Account adjustments for the taxable year of such liquidation).
     (c) All amounts required to be withheld pursuant to the Applicable Law with respect to any payment, distribution, or allocation to the Members shall be treated as amounts distributed to the Members pursuant to this Section 4.1 for all purposes under this Agreement. The Borrower is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other Applicable Law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.
     (d) On the Closing Date, or as soon thereafter as practicable, the Company shall make an additional special distribution to the Members in accordance with their respective Sharing Ratios from loan proceeds received by the Company pursuant to the Loan Agreement.

     SECTION 4.2. Allocations of Book Net Income and Book Net Losses.
Book Net Income and Book Net Losses of the Company for each fiscal year (or part thereof) shall be allocated at the end of such fiscal year (or part thereof) to the Members in proportion to their respective Sharing Ratios.
     SECTION 4.3. Special Allocations.
Notwithstanding any other provisions of this Agreement, if United States federal income tax principles are then applicable to any Member, then provisions of this Section 4.3 shall apply. No allocation of Book Net Losses shall be made to any Member to the extent such an allocation would cause a, or increase the, deficit balance standing in such Member’s Adjusted Capital Account and any such Book Net Losses shall instead be allocated to the Members based upon their respective “interests” in the Company as determined in accordance with Treasury Regulation Section 1.704-1(b). In addition, items of income and gain shall be specially allocated to the Members in accordance with the qualified income offset provisions set forth in Treasury Regulation Section 1.704-1(b)(2)(ii)(d). Notwithstanding any other provision in this Article IV, (i) any and all “partnership nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(b)(1)) of the Company for any fiscal year or other period shall be allocated to the Members in proportion to their respective Sharing Ratios; (ii) any and all “partner nonrecourse deductions” (as such term is defined in Treasury Regulation Sections 1.704-2(i)(2)) attributable to any “partner nonrecourse debt” (as such term is defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated to the Member that bears the “economic risk of loss” (as determined under Treasury Regulation Section 1.752-2) for such “partner nonrecourse debt” in accordance with Treasury Regulation Section 1.704-2(i)(l); (iii) each Member shall be specially allocated items of Company income and gain in accordance with the partnership minimum gain chargeback requirements set forth in Treasury Regulation Sections 1.704-2(f) and 1.704-2(g); and (iv) each Member with a share of the minimum gain attributable to any “partner nonrecourse debt” shall be specially allocated items of Company income and gain in accordance with the partner minimum chargeback requirements of Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(i)(5). For purposes of determining the Members’ respective shares of Company nonrecourse liabilities pursuant to Section 752 of the Code and the Treasury Regulations promulgated thereunder, (i) a Member’s interest in Company profits shall be deemed to include the allocable share of minimum gain (as determined under Treasury Regulation Section 1.704-2(g)), Code Section 704(c) gain and any Book Net Incomes allocable to such Member pursuant to this Article IV, and (ii) such Company profits shall be deemed allocable to the Members in the following order of priority: (a) first, to the Members to the extent of, and in proportion to, their respective allocable shares of minimum gain, (b) second, to the Members to the extent of, and in proportion to, their respective shares of Code Section 704(c) gain, (c) third, to the Members to the extent of, and in proportion to, their respective negative Capital Account balances, if any; and (d) thereafter, to the Members in proportion to their respective Sharing Ratios.
SECTION 4.4. Curative Allocations.
If United States federal income tax principles are then applicable to any Member, then the provisions of this Section 4.4 shall apply. The effect of the limitation on the amount of Book Net Losses and the qualified income offset provision set forth in the first two (2) sentences of Section

4.3 above shall be taken into account in computing subsequent allocations of Book Net Income and Book Net Losses pursuant to this Article IV, so that the net amount of any items so allocated and the Book Net Income, Book Net Losses and all other items allocated to each Member pursuant to this Article IV shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Article IV if such special allocations had not occurred.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     SECTION 5.1. The Company.
As of the Closing Date and each date on which a Capital Contribution is made to the Company under Section 2.2 hereof, the Company represents and warrants to each Member (and such representations and warranties shall survive the Closing Date and each date on which such a Capital Contribution is so made) that:
     (a) no Event of Default or Early Amortization Event (or event or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default or Early Amortization Event) exists;
     (b) assuming the accuracy of the representation of the Members set forth in Section 5.2, the offer and sale of the Shares in the manner contemplated by this Agreement is a transaction exempt from the registration requirements of the Securities Act;
     (c) no information supplied by or on behalf of the Company to any Member in connection with the transaction contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made;
     (d) the proceeds of each Capital Contribution will be used for the following purposes: (i) to pay the Agreed Value of Eligible Containers and Related Transferred Assets, and any related Acquisition Fees and Structuring/Arrangement Fees, and (ii) for general Company purposes; and
     (e) each of the representations and warranties, of the Company set forth in the Related Debt Documents are true and correct and each of the Members are entitled to rely on such representations and warranties with the same effect as if each such representation and warranty was set forth therein.
     SECTION 5.2. Member.
     As of the date of the issuance of the Common Shares to MeesPierson and Cronos, each of MeesPierson and Cronos warrants and represents to the parties and, as of the date of its admission as a member in the Company, each Member, on a several basis, warrants and represents to the parties hereto that:

     (a) such Member is not acquiring and has not acquired its Shares with a view to any distribution thereof that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction;
     (b) no form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) has been or will be used by such Member or any of its representatives in connection with the offer and sale of any of the Shares (as those terms are used in Regulation D under the Securities Act to such Member);
     (c) such Member is aware that the Shares are highly speculative and that there can be no assurance as to what return, if any, there may be;
     (d) such Member is aware of the Company’s business affairs and financial condition; has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire its Shares; and has received an opportunity to ask questions relating to the Company’s business, legal and financial affairs and to obtain all additional information which such Member or his or her personal representative or professional adviser requested;
     (e) such Member does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer, pledge or grant a participation in the Shares to be issued to such Member to such person or to any third Person;
     (f) such Member understands that the Shares have not been registered under the Securities Act or any other applicable securities law by reason of specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Members investment intent as expressed herein;
     (g) such Member further understands that the Shares must be held indefinitely unless the Shares are subsequently registered under the Securities Act and qualified under any applicable securities law or are exempt from such registration and such qualification is available;
     (h) such Member has either (i) a preexisting business or personal relationship with the Company or its directors or officers or (ii) by reason of such Member’s business or financial experience, the capacity to protect such Member’s own interest in connection with the transaction contemplated by this Agreement; and
     (i) such Member is able to bear the economic risk of this investment.
ARTICLE VI
CONDITIONS
SECTION 6.1. Conditions to Purchase of Common Shares.
     The purchase by Cronos of its Common Shares and its Capital Contribution with respect thereto shall be subject to the execution and delivery of the Related Debt Documents and the satisfaction of the conditions precedent set forth in the Related Debt Documents.

SECTION 6.2. Conditions to Each Additional Capital Contribution.
     No Member shall make an additional Capital Contribution under Section 2.2 hereof unless on the date of such Capital Contribution, before and after giving effect thereto and to the application of any proceeds therefrom, the following statements shall be true:
     (a) all of the conditions precedent set forth in the Related Debt Documents have been fulfilled in all material respects;
     (b) the representations and warranties of the Company herein and in the other Related Debt Documents are true and accurate in all material respects as of that date with the same effect as though made on that date (unless specifically stated to relate to an earlier date);
     (c) no Event of Default or Early Amortization Event (or event or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default or Early Amortization Event) has occurred and is continuing; and
     (d) each of the Containers to be acquired with the proceeds of such Capital Contribution shall meet each of the Purchase Parameters then in effect.
     The giving of any notice pursuant to Section 2.4 shall constitute a representation and warranty by the Company that the foregoing statements (limited, in the case of paragraph (b) above), are true and correct as of the date of such Capital Contribution.
ARTICLE VII
GOVERNANCE
     SECTION 7.1. Member Inspection of Books.
     The Company shall keep complete and correct books and records of member proceedings; board and committee meetings; and the names and addresses of all members, including the number and class of shares held by each member and the dates when they became owners thereof (collectively called the “books and records”). All Members shall have the right to inspect the books and records of the Company upon providing the Company or its designated agent with five days written notice, subject to Applicable Law.
     SECTION 7.2. Injunctive Relief; Specific Performance.
     Each of the Members acknowledges that his or its interest in the Agreement is unique to it, that its Shares cannot be readily purchased or sold in the open market and that the other Members and the Company will be irreparably damaged in the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any Member, which damages will not be measurable or compensable in money damages unless this Agreement shall be specifically enforced. In addition to any other remedy to which the other Members or the Company may be entitled, the other Members or the Company shall be entitled to a preliminary and permanent injunction, without showing any actual damage or threat of irreparable injury, and/or a decree for specific performance, without any bond or other security being required in connection therewith, in accordance with the provisions hereof.
     SECTION 7.3. Proportionality.
     The Company shall not issue further Common Shares (the “Further Shares”) to any Person unless the Company also offers to issue, on the same terms as the issuance of the Further Shares, an amount of Common Shares to the Members sufficient to maintain the Sharing Ratios in effect immediately prior to such issuance of the Further Shares.
     SECTION 7.4. Directors of the Company.
     (a) The number of Directors of the Company shall be four (4), unless changed in accordance with sub-paragraph (4) of Bye-Law 19 of the Company’s bye-laws. Two Directors shall be appointed from time to time by Cronos and two Directors shall be appointed from time to time by MeesPierson. The vote of the Directors required to take any action as Directors shall be as set forth in the Company’s Bye-laws.
     (b) Each Member covenants that during the term of this Agreement such Member will vote for the election and re-election of the designees of Cronos and MeesPierson to serve as Directors of the Company, as long as each of them is a Member or is directly or indirectly in control of a Member. All powers and discretion given to Cronos and MeesPierson under this Section 7.4(b) shall devolve upon and be exercisable by their respective assigns, successors and legal representatives.
     (c) Cronos hereby confirms its designation of Dennis J. Tietz and Peter J. Younger, and MeesPierson hereby confirms its designation of Merijn Zondag and Milton Anderson, as Directors, and the Members hereby confirm their designation of each of such Persons as Directors of the Company until such person’s successor is elected and has qualified or until such person’s earlier resignation or removal. The Directors designated by Cronos may designate one person and the Directors designated by MeesPierson may designate one person (each an “Authorized Person”) for purposes of authorizing the sale of one or more Containers in a manner or in an amount that falls outside the normal parameters permitted under Clause 3.1(a)(vii) of the Management Agreement, in which case the Company shall be authorized to take such actions if both persons so designated approve such action in writing.
     By authorizing the Company to enter into this Agreement, the Directors designated by Cronos hereby initially designate Peter J. Younger as an Authorized Person and the Directors designated by MeesPierson hereby initially designate Milton Anderson as an Authorized Person.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
     SECTION 8.1. Amendments.
     The parties hereto shall not amend, waive or otherwise modify any provision of this Agreement, consent to any departure therefrom, or grant any waiver or consent thereunder,

unless such amendment, waiver or modification is in writing and signed by the each of the parties hereto.
     SECTION 8.2. No Waiver; Remedies.
     Any waiver, consent or approval given by any party hereto shall be effective only in the specific instance and for the specific purpose for which given, and no waiver by a party of any breach or default under this Agreement shall be deemed a waiver of any other breach or default. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder, or any abandonment or discontinuation of steps to enforce the right, power or privilege, preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as specifically provided in this Agreement, no notice to or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in the same, similar or other circumstances. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 8.3. Restrictions on Transfers; Assignment; Successors and Assigns.
     (a) No Member shall sell, make any short sale of, loan, pledge, grant any option for the purchase of, or otherwise transfer or dispose of (each referred to as “Transfer”) any of its Shares or assign its rights and obligations under this Agreement except in accordance with this Section 8.3.
     (b) No Member shall Transfer its Shares if such Transfer (i) would not be in full compliance with the Securities Act and the securities laws of the applicable states of the United States and any other applicable jurisdiction (to the extent that any such laws would then be applicable to such Transfer), (ii) would cause a termination of the Company under the U.S. Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority thereunder (to the extent that any such laws would then be applicable to such Transfer), or (iii) would result in a violation of any provision of any Related Debt Document or any other agreement by which such Member is bound.
     (c) Subject to the foregoing and subject to the Company’s bye-laws, either of Cronos or MeesPierson may Transfer its Shares to an Affiliate or to another Member, provided that the transferor or such transferee bears all liabilities, costs and expenses incurred by the Company, Manager or any other Member in connection with such Transfer and provided further that such transferee in writing accepts and adopts all of the terms and conditions of this Agreement, as the same may have been amended in a written document acceptable to the Company’s Directors.
     (d) Except as provided in Section 8.3(c), no Member shall Transfer its Shares without the approval of such Transfer as a Super-Majority Matter (as defined in the Company’s bye-laws) in accordance with the Company’s bye-laws. No Transfer of Shares in accordance with the Company’s bye-laws shall be effective unless (i) the transferor or such transferee bears all liabilities, costs and expenses incurred by the Company, Manager or any other Member in connection with such Transfer and (ii) such transferee in writing accepts and adopts all of the terms and conditions of this Agreement, as the same may have been amended in a written document acceptable to the Company’s Directors.
     (e) Subject to the provisions of this Section 8.3, this Agreement shall be binding upon, and inure to the benefit of, the Company and each Member and their respective affiliates, successors and permitted assigns.
     SECTION 8.4. Entire Agreement.
     This Agreement, including the exhibits, appendices and schedules thereto, together with the bye-laws, the Loan Agreement, the Management Agreement and the Purchase Agreement, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings with respect thereto.
     SECTION 8.5. Notices.
     All communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by overnight courier or mailed by registered mail, postage prepaid and return receipt requested, or transmitted by facsimile transmission and confirmed by a similar mailed writing to any party at the address for that party set forth (a) on the signature page to this Agreement or (b) to another address as that party may designate in writing.
     SECTION 8.6. No Third-Party Beneficiaries.
     Nothing expressed herein is intended or shall be construed to give any Person (other than the parties hereto) any legal or equitable right, remedy or claim under or in respect of this Agreement.
     SECTION 8.7. Severability of Provisions.
     Any covenant, provision, agreement or term of this Agreement that is prohibited or is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to invalidate the remaining provisions of this Agreement.
     SECTION 8.8. Counterparts.
     This Agreement may be executed in any number of counterparts (which may include facsimile) and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall constitute one and the same instrument.
     SECTION 8.9. Governing Law.
     THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS

PRINCIPLES, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     SECTION 8.10. No Petition Against the Company.
     Each of the parties hereto covenants and agrees that it will not at any time, until one year and one day after all of the aggregate Outstanding Obligations shall have been paid in full, institute against the Company, or join in any institution against the Company of, any bankruptcy, winding-up, reorganization, arrangement, insolvency or liquidation proceedings under any United States federal or state bankruptcy or foreign bankruptcy law. This provision shall survive the termination of this Agreement.
     SECTION 8.11. Fiduciary Duties.
     No Member shall have any obligations (fiduciary or otherwise) with respect to the Company or to the other Members insofar as making other investment opportunities available to the Company or to the other Members. Each Member may engage in whatever activities such Member may choose, whether the same are competitive with the Company or otherwise, without having or incurring any obligation to offer any interest in such activities to the Company or to the other Members. Except as set forth in the foregoing provisions of this Section 8.11, neither this Agreement nor any activities undertaken pursuant hereto shall prevent any Member from engaging in such activities, and the fiduciary duties of the Members to each other and to the Company shall be limited solely to those arising from the purposes of the Company.
     SECTION 8.12. Reimbursements.
     Each Member shall be reimbursed by the Company from the first available funds for all legal fees and costs incurred by such Member in connection with the drafting, negotiation, execution and delivery of this and future amendments to this Agreement, the bye-laws, the Loan Agreement, the Management Agreement, the Purchase Agreement and any other Transaction Document.
     SECTION 8.13. Acquisition of Additional Containers.
     During the term of the Management Agreement, the Manager shall offer to the Company, prior to making similar offers to other Persons (other than any public limited partnerships administered by Cronos or any of its Affiliates), the opportunity to purchase on an annual basis Containers complying with the Purchase Parameters and having an aggregate initial purchase price of up to Sixty Million Dollars ($60,000,000); provided, however, that if the Company lacks sufficient available funds under the Loan Agreement or this Agreement to effectuate such purchases, the Manager’s obligations under this Section 8.13 shall be of no force or effect.
     SECTION 8.14. Mandatory Redemption Upon Change of Control.
     If a Change of Control occurs with respect to either the Manager or The Cronos Group, then The Cronos Group shall, at the direction of the Agent, cause the Manager to purchase all assets of the Borrower from the Borrower at a purchase price (i) with respect to the New

Containers and the Category 2 Containers, equal to one hundred ten percent (110%) of the then existing Net Book Value of such assets and (ii) with respect to all other assets of the Borrower, equal to one hundred percent (100%) of the then existing Net Book Value of such assets. Simultaneously with such purchase, the Borrower shall, at the direction of the Agent, redeem the Notes by not later than the sixtieth (60th) day after receipt of notice requesting such redemption for a purchase price equal to the then Aggregate Principal Balance plus all accrued interest thereon and all other amounts owing pursuant to the Loan Agreement and the other Transaction Documents.
     SECTION 8.15. Confidentiality.
     Each of parties hereto agree that it and its shareholders, directors, agents, accountants and attorneys shall keep confidential the terms of this agreement, except as may be otherwise required by regulation, law or court order or required by appropriate governmental authorities or as necessary to preserve its rights or security under or to enforce any Transaction Documents.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

CF LEASING LTD.

By:	/s/ PETER J. YOUNGER
Name:	Peter J. Younger
Title:	Director

Address:	CF Leasing Ltd.
Clarendon House
Church Street
Hamilton HM 11, Bermuda

Attention:	Secretary
Telephone:	(441) 295-1422
Facsimile:	(441) 292-4720

with copy to:

Address:	Cronos Containers Limited
The Ice House
Dean Street
Marlow
Buckinghamshire SL7 3AB
England

Attention:	Peter J. Younger
Telephone:	44 1628-405580
Facsimile:	44 1628-405648

CRONOS EQUIPMENT (BERMUDA) LIMITED

By:	/s/ PETER J. YOUNGER
Name:	Peter J. Younger
Title:	Director

Address:	Cronos Equipment (Bermuda) Limited,
Clarendon House
2 Church Street West
Hamilton HM 11
Bermuda

Attention:	Peter J. Younger
Telephone:	(441) 295-1422
Facsimile:	(441) 292-4720

with copy to:

Address:	Cronos Containers Limited
The Ice House
Dean Street
Marlow
Buckinghamshire SL7 3AB
England

Attention:	Chief Financial Officer
Telephone:	(44) 1628-405605
Facsimile:	(44) 1628-405646

MEESPIERSON TRANSPORT & LOGISTICS
HOLDING B.V.

By:	/s/ ZONDAG
Name:	Zondag
Title:	Director

Address:	MeesPierson Transport & Logistics
Holding B.V.
c/o Fortis Bank (Nederland) N.V.
Coolsingel 93
P.O. Box 749
3000 AS Rotterdam
The Netherlands

Attention:	Merijn Zondag
Facsimile:	31 10 401 63 43

By executing this Agreement, the undersigned hereby agrees to comply with the provisions of Section 8.13 of this Agreement.

CRONOS CONTAINERS (CAYMAN) LTD.

By:	/s/ DENNIS J. TIETZ
Name:	Dennis J. Tietz
Title:	Director

Address:	Cronos Containers (Cayman) Ltd.
P.O. Box 30464 SMB
Queensgate House
George Town Grand Cayman
Cayman Islands

Attention:
Telephone:
Telefax:

By executing this Agreement, the undersigned hereby agrees to comply with its contingent repurchase obligation set forth in Section 8.14 of this Agreement.

THE CRONOS GROUP

By:	/s/ DENNIS J. TIETZ
Name:	Dennis J. Tietz
Title:	Director

Address:	The Cronos Group
16 Allée Marconi
L-2120 Luxembourg

Attention:	Chief Executive Officer
Telephone:
Facsimile:	(352) 653-147

EXHIBIT C
to Members Agreement
STATED AMOUNTS AND PERCENTAGES
FOR MEMBERS

	Sharing Ratio	Aggregate Commitment
Name of Member		on the Closing Date

Cronos Equipment (Bermuda) Limited	50%	$10,000,000

MeesPierson Transport & Logistics Holding B.V.	50%	$10,000,000

MEMBERS AGREEMENT
dated as of September 18, 2002
among
CF LEASING LTD.,
as Company
and
MEESPIERSON TRANSPORT & LOGISTICS HOLDING B.V.
and
CRONOS EQUIPMENT (BERMUDA) LIMITED,
as Members

SECTION 8.13.	Acquisition of Additional Containers.	19
SECTION 8.14.	Mandatory Redemption Upon Change of Control.	19
SECTION 8.15.	Confidentiality.	20
EXHIBIT A List of Containers
EXHIBIT B Stated Amounts and Percentage for Members